Exhibit 10.15

February 24, 2006

W. Nicholas Howley
Chief Executive Officer
TransDigm Group Incorporated
1301 East 9th Street, Suite 3710
Cleveland, Ohio 44114

Dear Nick:

The purpose of this letter is to confirm our mutual understanding regarding the interpretation of the Company’s Third Amended and Restated Stock Option Plan (the “Plan”) as it relates to the potential vesting of stock options upon the occurrence of a change in control or other sale event.

As was agreed upon by you, Warburg Pincus Private Equity VIII, L.P. (“Warburg Pincus”) and the Company at the time the Plan was initially conceived, the vesting provision contained Section 8(b)(ii)(C) was intended to apply “upon a change of control or other sale if the investors received a [specified] return on their invested equity….”  The determining factor in each event is the extent to which the Warburg Pincus and its investor group has realized the targeted NRR (as described in the Plan) on the shares of the Company acquired on July 22, 2003 (with respect to such shares, Warburg Pincus and its investor group are referred to below as the “Investor Group”).  This understanding was memorialized in a letter dated June 6, 2003, stating the intentions of the parties, from Warburg Pincus to Mr. W. Nicholas Howley, then President and Chief Executive Officer of TransDigm Holding Company.  This letter was signed by both Warburg Pincus and Mr. Howley.

The Compensation Committee of the Board of Directors has reviewed the intentions of the parties and, by this letter, as the administrator of the Plan, is confirming that the NRR vesting provisions contained in Section 8(b)(ii)(C) apply to any sale of Company stock by members of the Investor Group.

Specifically, including for purposes of making clear the mechanics of implementing this understanding, the Compensation Committee has determined that:  if the NRR equals, or is in excess of, 25% upon any sale of stock by the Investor Group on the shares so sold, a percentage (not to exceed 100%) of the unvested Performance Vested Options as of the date of this letter (the “Unvested Performance Vested Options”) equal to the shares then sold by the Investor Group as a percentage of all outstanding shares of stock of the Company originally acquired by the Investor Group shall vest.  If the NRR is 20%, a percentage (not to exceed 100%) of the Unvested Performance Vested Options as of the date of this letter equal to the shares then sold by the Investor Group as a percentage of all outstanding shares of stock of the Company originally acquired by the Investor Group, multiplied by .75, shall vest.  For each additional 1% of NRR in excess of 20% (to and including 24.9%) earned on shares sold by the Investor Group, an additional percentage (not to exceed 100%) of the Unvested Performance Vested Options as of the date of this letter equal to the shares then sold by the Investor Group as a percentage of all outstanding shares of stock of the Company originally acquired by the Investor Group, multiplied by .05, shall vest.  The foregoing is intended to apply in the event of distributions of stock to the Investor Group’s respective partners and limited partners, but not in the event of any direct or indirect distributions from any investment vehicle in which the Investor Group holds Company stock to the members of such Investor Group in proportion to their ownership position in such investment vehicle.

The understanding addressed in this letter does not amend or modify any provision contained in the Plan.

Sincerely,

/s/ David Barr

David Barr

Member of the Compensation Committee
of the Board of Directors of TransDigm Group Incorporated